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                                                                   EXHIBIT 10.10


           AGREEMENT MADE AS OF AUGUST 23, 2002 BETWEEN FIRST NATIONAL
                     BANK OF GAYLORD AND MATTHEW H. NOWICKI

         In consideration of the reliance placed by Matthew H. Nowicki as a Director of First National Bank of Gaylord on the Board Resolution of June 18, 1990, as incorporated in Section 2.1 of the Bank's Bylaws prior to rescission of the Resolution and the adoption of the Restated Bylaws in June 2002, First National Bank of Gaylord (the "Bank"), and its successors and assigns, agrees to provide, at Bank expense, to Matthew H. Nowicki and his current spouse, if any, during their lifetimes, the health insurance coverage that is provided from time to time to individual employees of the Bank and their spouses (not including coverage of any other dependents); provided, that if Matthew H. Nowicki's current spouse ceases to be his spouse, for any reason, (other than the death of Matthew H. Nowicki), such former spouse will not be entitled to coverage, and the coverage will not extend to a subsequent spouse of Matthew H. Nowicki; provided, that if a surviving spouse, who otherwise would be entitled to coverage, remarries and becomes entitled to health care coverage as the result of the remarriage, such spouse will no longer be entitled to coverage from the Bank. This agreement cannot be altered or modified, in any form, without the expressed written consent of the Bank and Matthew H. Nowicki or, if he is deceased, the express written consent of the surviving spouse, if any, who would be entitled to coverage from the Bank.


FIRST NATIONAL BANK OF GAYLORD

/s/ John R. Kluck                              /s/ Matthew H. Nowicki
-----------------------------------            ---------------------------------
John R. Kluck, President & CEO                 Matthew H. Nowicki, Director